                              PINE TREE APARTMENTS
                                7609 ANTLERS LANE
                            CHARLOTTE, NORTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 14, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 3, 2003
Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs " ) c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  PINE TREE APARTMENTS
     7609 ANTLERS LANE
     CHARLOTTE, MECKLENBURG COUNTY, NORTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 220 units with a total of 171,140 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 9.08 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 79% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 14, 2003 is:

                                        ($5,100,000)

                                  Respectfully submitted,
                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  -s- Frank Fehribach
July 3, 2003                      Frank Fehribach, MAI
#053272                           Managing Principal, Real Estate Group
                                  North Carolina Temporary Practice Permit #2578

Report By:
John Hayden
North Carolina Temporary Practice Permit Pending

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.......................................................     4
Introduction............................................................     9
Area Analysis...........................................................    11
Market Analysis ........................................................    14
Site Analysis ..........................................................    16
Improvement Analysis ...................................................    16
Highest and Best Use ...................................................    17

                                    VALUATION

Valuation Procedure.....................................................    18
Sales Comparison Approach...............................................    20
Income Capitalization Approach .........................................    26
Reconciliation and Conclusion ..........................................    38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Pine Tree Apartments
LOCATION:                          7609 Antlers Lane
                                   Charlotte, North Carolina

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee Simple Estate

DATE OF VALUE:                     May 14, 2003
DATE OF REPORT:                    July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

 Size:                       9.08 acres, or 395,525 square feet
 Assessor Parcel No.:        17320109
 Floodplain:                 Community Panel No. 3701590028B (February 26, 1982)
                             Flood Zone C, an area outside the floodplain.
 Zoning:                     R-17 MF (Multifamily Zoning)

BUILDING:
 No. of Units:               220 Units
 Total NRA:                  171,140 Square Feet
 Average Unit Size:          778 Square Feet
 Apartment Density:          24.2 units per acre
 Year Built:                 1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                           Market Rent
             Square    --------------------       Monthly      Annual
Unit Type     Feet     Per Unit      Per SF       Income       Income
-----------------------------------------------------------------------
 1Br/1Ba       509      $409          $0.80      $ 16,360    $  196,320
 1Br/1Ba       655      $489          $0.75      $ 22,494    $  269,928
 1Br/1Ba       805      $529          $0.66      $ 26,450    $  317,400
 2Br/2Ba       900      $599          $0.67      $ 40,732    $  488,784
 3Br/2Ba     1,200      $729          $0.61      $ 11,664    $  139,968
                                      Total      $117,700    $1,412,400

OCCUPANCY:        79%
ECONOMIC LIFE:    45 Years
EFFECTIVE AGE:    30 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

REMAINING ECONOMIC LIFE: 15 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

              [PICTURE]                                 [PICTURE]

EXTERIOR - TYPICAL BUILDING ELEVATION     EXTERIOR - TYPICAL BUILDING ELEVATION

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

  As Vacant:              Hold for future multi-family development
  As Improved:            Continuation as its current use

METHOD OF VALUATION:      In this instance, the Sales Comparison and Income
                          Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                          Amount                    $/Unit
                                                          ------                    ------
DIRECT CAPITALIZATION
Potential Rental Income                              $1,412,400                 $ 6,420
Effective Gross Income                               $1,337,160                 $ 6,078
Operating Expenses                                   $754,358                   $ 3,429               56.4% of EGI
Net Operating Income:                                $527,802                   $ 2,399

Capitalization Rate                                  10.50%
DIRECT CAPITALIZATION VALUE                          $4,800,000 *               $21,818 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                       10 years
2002 Economic Vacancy                                23%
Stabilized Vacancy & Collection Loss:                10%
Lease-up / Stabilization Period                      12 months
Terminal Capitalization Rate                         11.00%
Discount Rate                                        12.00%
Selling Costs                                        2.00%
Growth Rates:
  Income                                             3.00%
  Expenses:                                          3.00%
DISCOUNTED CASH FLOW VALUE                           $5,200,000 *               $23,636 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $5,000,000                 $22,727 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                 $40,139 to $48,265
  Range of Sales $/Unit (Adjusted)                   $22,611 to $28,936
VALUE INDICATION - PRICE PER UNIT                    $5,300,000 *               $24,091 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                 5.09 to 6.21
  Selected EGIM for Subject                          4.00
  Subject's Projected EGI                            $1,337,160
EGIM ANALYSIS CONCLUSION                             $5,100,000 *               $23,182 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $5,300,000 *               $24,091 / UNIT

RECONCILED SALES COMPARISON VALUE                    $5,200,000                 $23,636 / UNIT

------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                     $5,300,000
  NOI Per Unit                                       $5,300,000
  EGIM Multiplier                                    $5,100,000
INDICATED VALUE BY SALES COMPARISON                  $5,200,000                 $23,636 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                      $4,800,000
  Discounted Cash Flow Method:                       $5,200,000
INDICATED VALUE BY THE INCOME APPROACH               $5,000,000                 $22,727 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $5,100,000                 $23,182 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 7609 Antlers Lane, Charlotte, Mecklenburg County, North Carolina. Charlotte identifies it as 17320109.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by John Hayden on May 14, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. John Hayden performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and John Hayden have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 14, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:               6 to 12 months
  EXPOSURE PERIOD:                6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in NPI III. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Charlotte, North Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being apartments. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Little Sugar Creek
West   - England Street
South  - Hebron Street
North  - Starbrook Drive

MAJOR EMPLOYERS

Major employers in the subject's area include Wachovia Corporation, Charlotte-Mecklenburg Schools, Bank of America, Carolinas Health Care System, Duke Energy Corporation, US Airways, State of North Carolina, City of Charlotte, US Government, and Mecklenburg County, Presbyterian Healthcare, Ruddick/Harris Teeter, and Winn Dixie. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                             ------------------------------------------
CATEGORY                     1-Mi. RADIUS    3-Mi. RADIUS  5-Mi. RADIUS       MSA
------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                12,497         66,407        151,216     1,561,413
5-Year Population                 13,430         70,554        161,989     1,721,386
% Change CY-5Y                       7.5%           6.2%           7.1%         10.2%
Annual Change CY-5Y                  1.5%           1.2%           1.4%          2.0%

HOUSEHOLDS
Current Households                 5,481         28,818         65,015       601,124
5-Year Projected Households        5,973         30,702         70,129       667,464
% Change CY - 5Y                     9.0%           6.5%           7.9%         11.0%
Annual Change CY-5Y                  1.8%           1.3%           1.6%          2.2%

INCOME TRENDS
Median Household Income       $   41,760     $   51,511     $   61,706    $   48,633
Per Capita Income             $   24,667     $   32,973     $   37,852    $   24,575
Average Household Income      $   54,948     $   77,048     $   88,019    $   63,841

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                AREA
                             ------------------------------------------
CATEGORY                     1-Mi. RADIUS    3-Mi. RADIUS  5-Mi. RADIUS      MSA
----------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting         57.28%          43.24%        38.25%        29.67%
5-Year Projected % Renting      58.61%          43.62%        38.66%        29.33%

% of Households Owning          35.63%          50.87%        56.23%        64.90%
5-Year Projected % Owning       34.74%          50.68%        56.05%        65.65%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Apartments/Single Family Residential
South  - Apartments
East   - Single Family Residential
West   - Apartments

CONCLUSIONS

The subject is well located within the city of Charlotte. The neighborhood is characterized as being mostly suburban in nature and is currently in the decline stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Charlotte in Mecklenburg County. The overall pace of development in the subject's market is more or less stable. There are currently 319 units under construction at Ballantyne Place on Johnston Road. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period       Region        Submarket
------------------------------------
Feb-01        8.8%           10.6%
Aug-01        9.8%           10.7%
Feb-02       12.9%           12.9%
Aug-02       11.2%           10.5%
Feb-03       12.7%           10.9%

Source: Charlotte Apartment Index March '03

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Occupancies have been declining for the Charlotte area, as a whole while the subject's submarket appears to be holding steady in the 10% to 11% vacancy range. Occupancies in the subject's submarket are expected to remain at this level at least for the near future, as recently developed and planned units are absorbed.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period         Region     % Change    Submarket  % Change
---------------------------------------------------------
Feb-01          $700          -         $786         -
Aug-01          $713        1.9%        $791       0.6%
Feb-02          $712       -0.1%        $797       0.8%
Aug-02          $708       -0.6%        $805       1.0%
Feb-03          $710        0.3%        $793      -1.5%

Source: Charlotte Apartment Index March '03

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                             COMPETITIVE PROPERTIES

  No.         Property Name         Units    Ocpy.      Year Built        Proximity to subject
---------------------------------------------------------------------------------------------------
  R-1       Andover Woods            392      95%         1987          1 mile southeast of subject
  R-2       Beacon Hill              349      91%         1985          4 miles north of subject
  R-3       Doninion @ Sharon        144      97%         1984          1/2 mile south of subject
  R-4       Grand Oaks               243      92%         1964          2 miles north of subject
  R-5       Wateford Lakes           694      84%         1991          1 mile west of subject
Subject     Pine Tree Apartments     220      79%         1973

Rental rates have exhibited an overall increasing trend in the subject's submarket, outperforming the Charlotte regional performance as a whole. However, a recent slight downturn in rents due to new construction is expected to cause rental rates to remain relatively stable in the short run as new development is absorbed.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                       9.08 acres, or 395,525 square feet
  Shape                           Irregular
  Topography                      Rolling
  Utilities                       All necessary utilities are available to the
                                  site.
  Soil Conditions                 Stable
  Easements Affecting Site        None other than typical utility easements
  Overall Site Appeal             Poor
  Flood Zone:
     Community Panel              3701590028B, dated February 26, 1982
     Flood Zone                   Zone C
  Zoning                          R-17 MF, the subject improvements represent a
                                  legal conforming use of the site.

REAL ESTATE TAXES

                               ASSESSED VALUE - 2003
                     ---------------------------------------    TAX RATE /     PROPERTY
PARCEL NUMBER          LAND        BUILDING         TOTAL       MILL RATE        TAXES
---------------------------------------------------------------------------------------
  17320109           $534,000     $2,703,900      $3,237,900      0.01307       $42,320

IMPROVEMENT ANALYSIS
  Year Built                     1973
  Number of Units                220
  Net Rentable Area              171,140 Square Feet
  Construction:
    Foundation                   Reinforced concrete slab
    Frame                        Heavy or light wood
    Exterior Walls               Wood or vinyl siding
    Roof                         Composition shingle over a wood truss structure
  Project Amenities              Amenities at the subject include a swimming
                                 pool, tennis court, laundry room, and parking
                                 area.
  Unit Amenities                 Individual unit amenities include a balcony,
                                 cable TV connection, and washer dryer
                                 connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, and oven.

Unit Mix:

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                           Unit Area
Unit Type       Number of Units            (Sq. Ft.)
----------------------------------------------------
1Br/1Ba               40                       509
1Br/1Ba               46                       655
1Br/1Ba               50                       805
2Br/2Ba               68                       900
3Br/2Ba               16                     1,200

Overall Condition            Average
Effective Age                30 years
Economic Life                45 years
Remaining Economic Life      15 years
Deferred Maintenance         None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 220-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                              COMPARABLE                    COMPARABLE
    DESCRIPTION                    SUBJECT                       I - 1                         I - 2
----------------------------------------------------------------------------------------------------------
 Property Name              Pine Tree Apartments          Cedars I                        Andover Woods

LOCATION:
 Address                    7609 Antlers                  7139 Winding                    7808 Andover
                            Lane                          Cedar Trail                     Woods Dr
 City, State                Charlotte,North Carolina      Charlotte, NC                   Charlotte, NC
 County                     Mecklenburg                   Mecklenburg                     Mecklenburg
PHYSICAL
 CHARACTERISTICS:
 Net Rentable Area (SF)     171,140                       340,000                         340,300
 Year Built                 1973                          1983                            1987
 Number of Units            220                           360                             392
 Unit Mix:                   Type      Total               Type     Total                  Type     Total
                            1Br/1Ba     40                1Br/1Ba   152                   1Br/1Ba    52
                            1Br/1Ba     46                2Br/2Ba   152                   1Br/1Ba    48
                            1Br/1Ba     50                3Br/2Ba    56                   1Br/1Ba    80
                            2Br/2Ba     68                                                1Br/1Ba    48
                            3Br/2Ba     16                                                2Br/1Ba    34
                                                                                          2Br/2Ba    54
                                                                                          2Br/2Ba    44
                                                                                          2Br/2Ba    32

 Average Unit Size (SF)     778                           944                             868
 Land Area (Acre)           9.0800                        31.3500                         43.6400
 Density (Units/Acre)       24.2                          11.5                            9.0
 Parking Ratio
 (Spaces/Unit)              1.52                          N/A                             N/A
 Parking Type (Gr.,
   Cov., etc.)              Open                          Open                            Open, Carport
CONDITION:                  Average                       Average                         Average
APPEAL:                     Average                       Average                         Average
AMENITIES:
 Pool/Spa                   Yes/No                        Yes/No                          Yes/No
 Gym Room                   No                            Yes                             Yes
 Laundry Room               Yes                           Yes                             Yes
 Secured Parking            No                            Yes                             Yes
 Sport Courts               No                            No                              No
 Washer/Dryer Connection    Yes                           Yes                             Yes

OCCUPANCY:                  79%                           93%                             95%
TRANSACTION DATA:
 Sale Date                                                August, 2002                    February,
                                                                                          2001
 Sale Price ($)                                           $14,800,000                     $18,920,000
 Grantor                                                  CAPREIT Cedars LP               GLB Courtyard LP
 Grantee                                                  Cedars Apt Assoc LLC            Westdale Fanny Prop. Ltd
 Sale Documentation                                       Book 13946                      Book 11857
                                                          Page 148                        Page 147

 Verification                                             Confidential                    Confidential
 Telephone Number
ESTIMATED PRO-FORMA:                                         Total $  $/Unit  $/SF           Total $   $/Unit   $/SF
 Potential Gross Income                                    $2,964,816 $8,236  $8.72        $3,670,912  $9,365  $10,79
 Vacancy/Credit Loss                                       $  296,482 $  824  $ 0.8        $  367,091  $  936  $ 1.08
 Effective Gross Income                                    $2,668,334 $7,412  $7.85        $3,303,821  $8,428  $ 9.71
 Operating Expenses                                        $1,164,660 $3,235  $3.43        $1,268,120  $3,235  $ 3.73
 Net Operating Income                                      $1,503,734 $4,177  $4.42        $2,035,701  $5,193  $ 5.98
NOTES:                                                    None                            None

 PRICE PER UNIT                                                   $41,111                            $48,265
 PRICE PER SQUARE FOOT                                            $ 43.53                            $ 55.60
 EXPENSE RATIO                                                       43.6%                              38.4%
 EGIM                                                                5.55                               5.73
 OVERALL CAP RATE                                                   10.16%                             10.76%
 Cap Rate based on Pro
   Forma or  Actual Income?                                        ACTUAL                            PRO FORMA

                                     COMPARABLE                    COMPARABLE                   COMPARABLE
DESCRIPTION                             I - 3                         I - 4                        I - 5
--------------------------------------------------------------------------------------------------------------------
 Property Name               Drake                        Willow Ridge                  Cameron @ Hickory Grove

LOCATION:
 Address                     1701 Gander Cover Ln         9200 Willow Ridge             5625 Keyway Blvd

 City, State                 Charlotte, NC                Charlotte, NC                 Charlotte, NC
 County                      Mecklenburg                  Mecklenburg                   Mecklenburg
PHYSICAL
 CHARACTERISTICS:
 Net Rentable Area (SF)      223,200                      370,728                       165,842
 Year Built                  1988                         1986                          1987
 Number of Units             288                          456                           202
 Unit Mix:                     Type   Total                Type   Total                  Type       Total
                             1Br/1Ba   144                1Br/1Ba  190                  1Br/1Ba       82
                             2Br/2Ba   144                2Br/2Ba  266                  2Br/2Ba      120
 Average Unit Size (SF)      775                          813                           821
 Land Area (Acre)            N/A                          11.9780                       11.3570
 Density (Units/Acre)                                     38.1                          17.8
 Parking Ratio               N/A                          N/A                           N/A
 (Spaces/Unit)
 Parking Type (Gr.,
   Cov., etc.)               Open                         Open                          Open
CONDITION:                   Average                      Average                       Average
APPEAL:                      Average                      Average                       Average
AMENITIES:
 Pool/Spa                    Yes/No                       Yes/No                        Yes/No
 Gym Room                    Yes                          Yes                           Yes
 Laundry Room                Yes                          Yes                           No
 Secured Parking             No                           Yes                           Yes
 Sport Courts                No                           No                            No
 Washer/Dryer
   Connection                Yes                          Yes                           Yes

OCCUPANCY:                   89%                          93%                           91%
TRANSACTION DATA:
 Sale Date                   August, 2001                 December, 2002                November, 2000
 Sale Price ($)              $11,560,000                  $20,300,000                   $9,700,000
 Grantor                     WTC No One Hundred           Willow Ridge Apts LLC         SCA North Carolina
 Grantee                     Group One Investments        New Willow Ridge Assoc.       Owings Chase LP

 Sale Documentation          Book 12518, Page 898         Book 14555, Page 549          Book 11714, Page 833

 Verification                Confidential                 Confidential                  Confidential
 Telephone Number
ESTIMATED PRO-FORMA:           Total $   $/Unit   $/SF       Total $   $/Unit $/SF          Total $   $/Unit   $/SF
 Potential Gross Income       $2,521,728 $8,756  $11.30    $4,058,846  $8,901 $10.95      $1,734,332  $8,586  $10.46
 Vacancy/Credit Loss          $  252,173 $  876  $ 1.13    $  405,885  $  890 $ 1.09      $  173,433  $  859  $ 1.05
 Effective Gross Income       $2,269,555 $7,880  $10.17    $3,652,961  $8,011 $ 9.85      $1,560,899  $7,727  $ 9.41
 Operating Expenses           $  931,680 $3,235  $ 4.17    $1,475,160  $3,235 $ 3.98      $  653,470  $3,235  $ 3.94
 Net Operating Income         $1,337,875 $4,645  $ 5.99    $2,177,801  $4,776 $ 5.87      $  907,429  $4,492  $ 5.47
NOTES:                       None                         None                           None

 PRICE PER UNIT                          $40,139                    $44,518                           $48,020
 PRICE PER SQUARE FOOT                   $ 51.79                    $ 54.76                           $ 58.49
 EXPENSE RATIO                              41.1%                      40.4%                             41.9%
 EGIM                                       5.09                       5.56                              6.21
 OVERALL CAP RATE                          11.57%                     10.73%                             9.35%
 Cap Rate based on Pro
  Forma Actual Income?                   PRO FORMA                  PRO FORMA                        PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $40,139 to $48,265 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $22,611 to $28,936 per unit with a mean or average adjusted price of $25,277 per unit. The median adjusted price is $24,806 per unit. Based on the following analysis, we have concluded to a value of $25,000 per unit, which results in an "as is" value of $5,300,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

SALES ADJUSTMENT GRID

                                                                            COMPARABLE                      COMPARABLE
          DESCRIPTION                           SUBJECT                        I - 1                           I - 2
------------------------------------------------------------------------------------------------------------------------------
  Property Name                       Pine Tree Apartments         Cedars I                         Andover Woods

  Address                             7609 Antlers Lane            7139 Winding Cedar Trail         7808 Andover Woods Dr

  City                                Charlotte, North Carolina    Charlotte, NC                    Charlotte, NC
  Sale Date                                                        August, 2002                     February, 2001
  Sale Price ($)                                                   $14,800,000                      $18,920,000
  Net Rentable Area (SF)              171,140                      340,000                          340,300
  Number of Units                     220                          360                              392
  Price Per Unit                                                   $41,111                          $48,265
  Year Built                          1973                         1983                             1987
  Land Area (Acre)                    9.0800                       31.3500                          43.6400
VALUE ADJUSTMENTS                        DESCRIPTION                  DESCRIPTION          ADJ.       DESCRIPTION         ADJ.
  Property Rights Conveyed            Fee Simple Estate            Fee Simple Estate        0%      Fee Simple Estate      0%
  Financing                                                        Cash To Seller           0%      Cash To Seller         0%
  Conditions of Sale                                               Arm's Length             0%      Arm's Length           0%
  Date of Sale (Time)                                              08-2002                  0%      02-2001                3%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                          $41,111                          $49,713
  Location                                                         Superior               -10%      Superior             -10%
  Number of Units                     220                          360                      5%      392                    5%
  Quality / Appeal                    Average                      Superior               -20%      Superior             -20%
  Age / Condition                     1973                         1983 / Average           0%      1987 / Average         0%
  Occupancy at Sale                   79%                          93%                    -15%      95%                  -15%
  Amenities                           Average                      Comparable               0%      Comparable             0%
  Average Unit Size (SF)              778                          944                     -5%      868                   -5%
PHYSICAL ADJUSTMENT                                                                       -45%                           -45%
FINAL ADJUSTED VALUE ($/UNIT)                                                $22,611                          $27,342

                                               COMPARABLE                   COMPARABLE                   COMPARABLE
          DESCRIPTION                             I - 3                        I - 4                        I - 5
----------------------------------------------------------------------------------------------------------------------------
  Property Name                       Drake                         Willow Ridge                  Cameron @ Hickory Grove

  Address                             1701 Gander Cover Ln          9200 Willow Ridge             5625 Keyway Blvd

  City                                Charlotte, NC                 Charlotte, NC                 Charlotte, NC
  Sale Date                           August, 2001                  December, 2002                November, 2000
  Sale Price ($)                      $11,560,000                   $20,300,000                   $9,700,000
  Net Rentable Area (SF)              223,200                       370,728                       165,842
  Number of Units                     288                           456                           202
  Price Per Unit                      $40,139                       $44,518                       $48,020
  Year Built                          1988                          1986                          1987
  Land Area (Acre)                    N/A                           11.9780                       11.3570
VALUE ADJUSTMENTS                      DESCRIPTION           ADJ.      DESCRIPTION        ADJ.       DESCRIPTION        ADJ.
  Property Rights Conveyed            Fee Simple Estate       0%    Fee Simple Estate      0%     Fee Simple Estate      0%
  Financing                           Cash To Seller          0%    Cash To Seller         0%     Cash To Seller         0%
  Conditions of Sale                  Arm's Length            0%    Arm's Length           0%     Arm's Length           0%
  Date of Sale (Time)                 08-2001                 3%    12-2002                0%     11-2000                5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)             $41,343                       $44,518                       $50,421
  Location                            Superior              -10%    Superior             -10%     Superior             -20%
  Number of Units                     288                     0%    456                    5%     202                    0%
  Quality / Appeal                    Superior              -20%    Superior             -20%     Superior             -20%
  Age / Condition                     1988 / Average          0%    1986 / Average         0%     1987 / Average         0%
  Occupancy at Sale                   89%                   -10%    93%                  -15%     91%                  -15%
  Amenities                           Comparable              0%    Comparable             0%     Comparable             0%
  Average Unit Size (SF)              775                     0%    813                    5%     821                    0%
PHYSICAL ADJUSTMENT                                         -40%                         -35%                          -55%
FINAL ADJUSTED VALUE ($/UNIT)                   $24,806                       $28,936                       $22,689

SUMMARY

VALUE RANGE (PER UNIT)                           $22,611  TO  $   28,936
MEAN (PER UNIT)                                  $25,277
MEDIAN (PER UNIT)                                $24,806
VALUE CONCLUSION (PER UNIT)                      $25,000

VALUE OF IMPROVEMENT & MAIN SITE                          $5,500,000
  LESS: LEASE-UP COST                                    -$   84,000
  PV OF CONCESSIONS                                      -$  123,000
VALUE INDICATED BY SALES COMPARISON APPROACH              $5,293,000
ROUNDED                                                   $5,300,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                             NOI PER UNIT COMPARISON

                            SALE PRICE                     NOI/          SUBJECT NOI
COMPARABLE      NO. OF      ----------                  -----------     --------------   ADJUSTMENT   INDICATED
   NO.          UNITS       PRICE/UNIT        OAR        NOI/UNIT       SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
----------------------------------------------------------------------------------------------------------------
   I-1           360        $14,800,000      10.16%     $ 1,503,734      $   527,802       0.574      $   23,612
                            $    41,111                 $     4,177      $     2,399
   I-2           392        $18,920,000      10.76%     $ 2,035,701      $   527,802       0.462      $   22,297
                            $    48,265                 $     5,193      $     2,399
   I-3           288        $11,560,000      11.57%     $ 1,337,875      $   527,802       0.516      $   20,730
                            $    40,139                 $     4,645      $     2,399
   I-4           456        $20,300,000      10.73%     $ 2,177,801      $   527,802       0.502      $   22,363
                            $    44,518                 $     4,776      $     2,399
   I-5           202        $ 9,700,000       9.35%     $   907,429      $   527,802       0.534      $   25,645
                            $    48,020                 $     4,492      $     2,399

                                   PRICE/UNIT

  Low       High      Average     Median
$20,730    $25,645    $22,929    $22,363

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit           $   25,000
                                   ----------
Number of Units                           220

Value                              $5,500,000
  Less: Lease-Up Cost             -$   84,000
  PV of Concessions               -$  123,000
                                   ----------
Value Based on NOI Analysis        $5,293,000
                         Rounded   $5,300,000

The adjusted sales indicate a range of value between $20,730 and $25,645 per unit, with an average of $22,929 per unit. Based on the subject's competitive position within the improved sales, a value of $25,000 per unit is estimated. This indicates an "as is" market value of $5,300,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                             SALE PRICE
COMPARABLE     NO. OF        ----------        EFFECTIVE        OPERATING                    SUBJECT
   NO.          UNITS        PRICE/UNIT       GROSS INCOME       EXPENSE         OER      PROJECTED OER  EGIM
-------------------------------------------------------------------------------------------------------------
   I-1          360          $14,800,000       $2,668,334       $1,164,600      43.65%                   5.55
                             $    41,111
   I-2          392          $18,920,000       $3,303,821       $1,268,120      38.38%                   5.73
                             $    48,265
   I-3          288          $11,560,000       $2,269,555       $  931,680      41.05%       56.41%      5.09
                             $    40,139
   I-4          456          $20,300,000       $3,652,961       $1,475,160      40.38%                   5.56
                             $    44,518
   I-5          202          $ 9,700,000       $1,560,899       $  653,470      41.86%                   6.21
                             $    48,020

                                      EGIM

Low       High    Average     Median
---       ----    -------     ------
5.09      6.21     5.63        5.56

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                         4.00
                                                ----------
Subject EGI                                     $1,337,160

Value                                           $5,348,640
  Less: Lease-Up Cost                          -$   84,000
  PV of Concessions                            -$  123,000
                                                ----------
Value Based on EGIM Analysis                    $5,141,640
                                      Rounded   $5,100,000

                      Value Per Unit            $   23,182

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 56.41% before reserves. The comparable sales indicate a range of expense ratios from 38.38% to 43.65%, while their EGIMs range from 5.09 to 6.21. Overall, we conclude to an EGIM of 4.00, which results in an "as is" value estimate in the EGIM Analysis of $5,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $5,200,000.

Price Per Unit                  $5,300,000
NOI Per Unit                    $5,300,000
EGIM Analysis                   $5,100,000

Sales Comparison Conclusion     $5,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                  Average
             Unit Area      ------------------
Unit Type    (Sq. Ft.)      Per Unit    Per SF   % Occupied
-----------------------------------------------------------
 1Br/1Ba        509           $363       $0.71       80.0%
 1Br/1Ba        655           $438       $0.67       80.4%
 1Br/1Ba        805           $498       $0.62       74.0%
 2Br/2Ba        900           $563       $0.63       77.9%
 3Br/2Ba       1200           $707       $0.59       93.7%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                  RENT ANALYSIS

                                                                                    COMPARABLE RENTS
                                                              ---------------------------------------------------------
                                                                R-1        R-2          R-3          R-4         R-5
                                                              ---------------------------------------------------------
                                                              Andover                Doninion @                Wateford
                                                               Woods   Beacon Hill     Sharon     Grand Oaks     Lakes
                                                              ---------------------------------------------------------
                                          SUBJECT   SUBJECT                           COMPARISON TO SUBJECT
                           SUBJECT UNIT    ACTUAL   ASKING    ---------------------------------------------------------
     DESCRIPTION               TYPE         RENT     RENT     Similar    Similar       Similar      Similar     Similar
-----------------------------------------------------------------------------------------------------------------------
Monthly Rent                  1Br/1Ba     $  363    $  409                $  600        $  543
Unit Area (SF)                               509       509                   530           750
Monthly Rent Per Sq. Ft.                  $ 0.71    $ 0.80                $ 1.13        $ 0.72

Monthly Rent                  1Br/1Ba     $  438    $  489    $  625      $  640        $  635                  $  696
Unit Area (SF)                               655       655       656         652           900                     658
Monthly Rent Per Sq. Ft.                  $ 0.67    $ 0.75    $ 0.95      $ 0.98        $ 0.71                  $ 1.06

Monthly Rent                  1Br/1Ba     $  498    $  529    $  693      $  715                                $  738
Unit Area (SF)                               805       805       795         748                                   778
Monthly Rent Per Sq. Ft.                  $ 0.62    $ 0.66    $ 0.87      $ 0.96                                $ 0.95

Monthly Rent                  2Br/2Ba     $  563    $  599    $  765      $  817                    $  595      $  863
Unit Area (SF)                               900       900       936         920                     1,017         976
Monthly Rent Per Sq. Ft.                  $ 0.63    $ 0.67    $ 0.82      $ 0.89                    $ 0.58      $ 0.88

Monthly Rent                  3Br/2Ba     $  707    $  729    $  907      $  880                    $  690      $1,030
Unit Area (SF)                             1,200     1,200     1,149       1,079                     1,200       1,208
Monthly Rent Per Sq. Ft.                  $ 0.59    $ 0.61    $ 0.79      $ 0.82                    $ 0.58      $ 0.85

     DESCRIPTION              MIN    MAX     MEDIAN   AVERAGE
-------------------------------------------------------------
Monthly Rent               $  543   $  600   $  572   $  572
Unit Area (SF)                530      750      640      640
Monthly Rent Per Sq. Ft.   $ 0.72   $ 1.13   $ 0.93   $ 0.93

Monthly Rent               $  625   $  696   $  638   $  649
Unit Area (SF)                652      900      657      717
Monthly Rent Per Sq. Ft.   $ 0.71   $ 1.06   $ 0.97   $ 0.92

Monthly Rent               $  693   $  738   $  715   $  716
Unit Area (SF)                748      795      778      774
Monthly Rent Per Sq. Ft.   $ 0.87   $ 0.96   $ 0.95   $ 0.93

Monthly Rent               $  595   $  863   $  791   $  760
Unit Area (SF)                920    1,017      956      962
Monthly Rent Per Sq. Ft.   $ 0.58   $ 0.89   $ 0.85   $ 0.79

Monthly Rent               $  690   $1,030   $  893   $  877
Unit Area (SF)              1,079    1,208    1,174    1,159
Monthly Rent Per Sq. Ft.   $ 0.58   $ 0.85   $ 0.80   $ 0.76

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                   Market Rent
                                  Unit Area    ------------------       Monthly        Annual
Unit Type      Number of Units    (Sq. Ft.)    Per Unit    Per SF       Income         Income
-----------------------------------------------------------------------------------------------
 1Br/1Ba             40               509        $409      $0.80       $ 16,360      $  196,320
 1Br/1Ba             46               655        $489      $0.75       $ 22,494      $  269,928
 1Br/1Ba             50               805        $529      $0.66       $ 26,450      $  317,400
 2Br/2Ba             68               900        $599      $0.67       $ 40,732      $  488,784
 3Br/2Ba             16             1,200        $729      $0.61       $ 11,664      $  139,968
                                                           Total       $117,700      $1,412,400

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                  FISCAL YEAR 2000          FISCAL YEAR 2001           FISCAL YEAR 2002          FISCAL YEAR 2003
                               -----------------------------------------------------------------------------------------------------
                                       ACTUAL                    ACTUAL                    ACTUAL                MANAGEMENT BUDGET
                               -----------------------------------------------------------------------------------------------------
       DESCRIPTION               TOTAL       PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT
------------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                $1,574,896   $    7,159   $1,593,389   $    7,243   $1,400,058   $    6,364   $1,305,156   $    5,933

  Vacancy                      $  132,378   $      602   $  191,460   $      870   $  210,946   $      959   $  115,692   $      526
  Credit Loss/Concessions      $   51,461   $      234   $  122,770   $      558   $  115,973   $      527   $   46,200   $      210
                               -----------------------------------------------------------------------------------------------------
    Subtotal                   $  183,839   $      836   $  314,230   $    1,428   $  326,919   $    1,486   $  161,892   $      736

  Laundry Income               $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue               $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue          $   59,679   $      271   $   66,944   $      304   $   73,754   $      335   $   60,600   $      275
                               -----------------------------------------------------------------------------------------------------
    Subtotal Other Income      $   59,679   $      271   $   66,944   $      304   $   73,754   $      335   $   60,600   $      275
                               -----------------------------------------------------------------------------------------------------
Effective Gross Income         $1,450,736   $    6,594   $1,346,103   $    6,119   $1,146,893   $    5,213   $1,203,864   $    5,472

Operating Expenses
  Taxes                        $   58,464   $      266   $   61,318   $      279   $   71,072   $      323   $   68,412   $      311
  Insurance                    $   18,294   $       83   $   40,440   $      184   $   32,883   $      149   $   33,977   $      154
  Utilities                    $  106,576   $      484   $  130,965   $      595   $  116,048   $      527   $  136,200   $      619
  Repair & Maintenance         $  102,062   $      464   $  151,811   $      690   $  276,876   $    1,259   $  234,480   $    1,066
  Cleaning                     $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping                  $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Security                     $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing          $   30,172   $      137   $   30,978   $      141   $   27,193   $      124   $   24,720   $      112
  General Administrative       $  191,642   $      871   $  220,417   $    1,002   $  155,075   $      705   $  166,653   $      758
  Management                   $   74,694   $      340   $   80,160   $      364   $   60,211   $      274   $   62,080   $      282
  Miscellaneous                $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                               -----------------------------------------------------------------------------------------------------
Total Operating Expenses       $  581,904   $    2,645   $  716,089   $    3,255   $  739,358   $    3,361   $  726,522   $    3,302

  Reserves                     $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                               -----------------------------------------------------------------------------------------------------
Net Income                     $  868,832   $    3,949   $  630,014   $    2,864   $  407,535   $    1,852   $  477,342   $    2,170

                                   ANNUALIZED 2003
                               -------------------------
                                      PROJECTION                   AAA PROJECTION
                               ----------------------------------------------------------
       DESCRIPTION             TOTAL            PER UNIT   TOTAL       PER UNIT      %
-----------------------------------------------------------------------------------------
Revenues
  Rental Income                $1,256,864   $    5,713   $1,412,400   $    6,420   100.0%

  Vacancy                      $  277,664   $    1,262   $  112,992   $      514     8.0%
  Credit Loss/Concessions      $   67,832   $      308   $   28,248   $      128     2.0%
                               ---------------------------------------------------------
    Subtotal                   $  345,496   $    1,570   $  141,240   $      642    10.0%

  Laundry Income               $        0   $        0   $        0   $        0     0.0%
  Garage Revenue               $        0   $        0   $        0   $        0     0.0%
  Other Misc. Revenue          $  102,404   $      465   $   66,000   $      300     4.7%
                               ---------------------------------------------------------
    Subtotal Other Income      $  102,404   $      465   $   66,000   $      300     4.7%
                               ---------------------------------------------------------
Effective Gross Income         $1,013,772   $    4,608   $1,337,160   $    6,078   100.0%

Operating Expenses
  Taxes                        $   69,456   $      316   $   71,500   $      325     5.3%
  Insurance                    $   45,600   $      207   $   44,000   $      200     3.3%
  Utilities                    $  124,500   $      566   $  124,300   $      565     9.3%
  Repair & Maintenance         $  265,744   $    1,208   $  220,000   $    1,000    16.5%
  Cleaning                     $        0   $        0   $        0   $        0     0.0%
  Landscaping                  $        0   $        0   $        0   $        0     0.0%
  Security                     $        0   $        0   $        0   $        0     0.0%
  Marketing & Leasing          $   30,256   $      138   $   29,700   $      135     2.2%
  General Administrative       $  189,908   $      863   $  198,000   $      900    14.8%
  Management                   $   47,252   $      215   $   66,858   $      304     5.0%
  Miscellaneous                $        0   $        0   $        0   $        0     0.0%
                               ---------------------------------------------------------
Total Operating Expenses       $  772,716   $    3,512   $  754,358   $    3,429    56.4%

  Reserves                     $        0   $        0   $   55,000   $      250     7.3%
                               ---------------------------------------------------------
Net Income                     $  241,056   $    1,096   $  527,802   $    2,399    39.5%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                 CAPITALIZATION RATES
            ----------------------------------------------------------------
                    GOING-IN                              TERMINAL
            ----------------------------------------------------------------
             LOW                   HIGH          LOW                    HIGH
            ----------------------------------------------------------------
RANGE       6.00%                 10.00%        7.00%                  10.00%
AVERAGE              8.14%                                  8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE     OCCUP.   PRICE/UNIT        OAR
----------------------------------------------------------
  I-1         Aug-02        93%     $41,111         10.16%
  I-2         Feb-01        95%     $48,265         10.76%
  I-3         Aug-01        89%     $40,139         11.57%
  I-4         Dec-02        93%     $44,518         10.73%
  I-5         Nov-00        91%     $48,020          9.35%
                                          High      11.57%
                                           Low       9.35%
                                       Average      10.52%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $5,200,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

approximately 38% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

   DISCOUNTED CASH FLOW ANALYSIS

                              PINE TREE APARTMENTS

                YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
             FISCAL YEAR                    1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,412,400    $1,433,586    $1,476,594    $1,520,891    $1,566,518    $1,613,514

  Vacancy                              $  211,934    $  114,687    $  118,127    $  121,671    $  125,321    $  129,081
  Credit Loss                          $   28,248    $   28,672    $   29,532    $   30,418    $   31,330    $   32,270
  Concessions                          $   98,868    $   43,008    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  339,050    $  186,366    $  147,659    $  152,089    $  156,652    $  161,351

  Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   66,000    $   66,990    $   69,000    $   71,070    $   73,202    $   75,398
                                       --------------------------------------------------------------------------------
      Subtotal Other Income            $   66,000    $   66,990    $   69,000    $   71,070    $   73,202    $   75,398
                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,139,350    $1,314,210    $1,397,934    $1,439,872    $1,483,068    $1,527,560

OPERATING EXPENSES:
  Taxes                                $   71,500    $   73,645    $   75,854    $   78,130    $   80,474    $   82,888
  Insurance                            $   44,000    $   45,320    $   46,680    $   48,080    $   49,522    $   51,008
  Utilities                            $  124,300    $  128,029    $  131,870    $  135,826    $  139,901    $  144,098
  Repair & Maintenance                 $  220,000    $  226,600    $  233,398    $  240,400    $  247,612    $  255,040
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   29,700    $   30,591    $   31,509    $   32,454    $   33,428    $   34,430
  General Administrative               $  198,000    $  203,940    $  210,058    $  216,360    $  222,851    $  229,536
  Management                           $   56,968    $   65,710    $   69,897    $   71,994    $   74,153    $   76,378
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  744,468    $  773,835    $  799,265    $  823,243    $  847,941    $  873,379

  Reserves                             $   55,000    $   56,650    $   58,350    $   60,100    $   61,903    $   63,760
                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $  339,883    $  483,724    $  540,319    $  556,529    $  573,224    $  590,421

  Operating Expense Ratio (% of EGI)         65.3%         58.9%         57.2%         57.2%         57.2%         57.2%
  Operating Expense Per Unit           $    3,384    $    3,517    $    3,633    $    3,742    $    3,854    $    3,970

                YEAR                    APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
             FISCAL YEAR                    7             8             9             10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,661,919    $1,711,777    $1,763,130    $1,816,024    $1,870,505

  Vacancy                              $  132,954    $  136,942    $  141,050    $  145,282    $  149,640
  Credit Loss                          $   33,238    $   34,236    $   35,263    $   36,320    $   37,410
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  166,192    $  171,178    $  176,313    $  181,602    $  187,050

  Laundry Income                       $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   77,660    $   79,990    $   82,389    $   84,861    $   87,407
                                       ------------------------------------------------------------------
      Subtotal Other Income            $   77,660    $   79,990    $   82,389    $   84,861    $   87,407
                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $1,573,387    $1,620,589    $1,669,206    $1,719,282    $1,770,861

OPERATING EXPENSES:
  Taxes                                $   85,375    $   87,936    $   90,574    $   93,291    $   96,090
  Insurance                            $   52,538    $   54,114    $   55,738    $   57,410    $   59,132
  Utilities                            $  148,421    $  152,873    $  157,460    $  162,183    $  167,049
  Repair & Maintenance                 $  262,692    $  270,572    $  278,689    $  287,050    $  295,662
  Cleaning                             $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   35,463    $   36,527    $   37,623    $   38,752    $   39,914
  General Administrative               $  236,422    $  243,515    $  250,820    $  258,345    $  266,095
  Management                           $   78,669    $   81,029    $   83,460    $   85,964    $   88,543
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  899,580    $  926,568    $  954,365    $  982,996    $1,012,486

  Reserves                             $   65,673    $   67,643    $   69,672    $   71,763    $   73,915
                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $  608,134    $  626,378    $  645,169    $  664,524    $  684,460

  Operating Expense Ratio (% of EGI)         57.2%         57.2%         57.2%         57.2%         57.2%
  Operating Expense Per Unit           $    4,089    $    4,212    $    4,338    $    4,468    $    4,602

Estimated Stabilized NOI  $527,802   Sales Expense Rate  2.00%

Months to Stabilized            12   Discount Rate      12.00%

Stabilized Occupancy          92.0%  Terminal Cap Rate  11.00%

Gross Residual Sale Price $6,222,363   Deferred
                                         Maintenance      $        0
  Less: Sales Expense     $  124,447   Add: Excess Land   $        0
                          ----------
Net Residual Sale Price   $6,097,916   Other Adjustments  $        0
                                                          ----------
PV of Reversion           $1,963,366   Value Indicated
                                          By "DCF"        $5,186,567
Add: NPV of NOI           $3,223,201             Rounded  $5,200,000
                          ----------
PV Total                  $5,186,567

                          "DCF" VALUE SENSITIVITY TABLE

                                                     DISCOUNT RATE
                                  ----------------------------------------------------------------
        TOTAL VALUE                 11.50%       11.75%        12.00%         12.25%       12.50%
--------------------------------------------------------------------------------------------------
                      10.50%     $5,453,337   $5,365,761    $5,280,061     $5,196,190   $5,114,105
                      10.75%     $5,403,314   $5,316,846    $5,232,227     $5,149,411   $5,068,355
TERMINAL CAP RATE     11.00%     $5,355,565   $5,270,154    $5,186,567     $5,104,758   $5,024,685
                      11.25%     $5,309,939   $5,225,538    $5,142,937     $5,062,090   $4,982,955
                      11.50%     $5,266,295   $5,182,861    $5,101,203     $5,021,277   $4,943,040

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently 79% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $84,000 as shown in the following table.

         DESCRIPTION                     YEAR 1
--------------------------------        --------
"As Is"  Net Operating Income           $339,883
Stabilized Net Operating Income         $433,877

                                        --------
Difference                              $ 93,995

PV of Income Loss During Lease-Up       $ 83,924
                                        --------
                              Rounded   $ 84,000
                                        --------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $123,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                              PINE TREE APARTMENTS

                                                         TOTAL       PER Sq. Ft.    PER UNIT   % OF EGI
-------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                           $1,412,400       $ 8.25       $ 6,420

  Less: Vacancy & Collection Loss        10.00%       $  141,240       $ 0.83       $   642

  Plus: Other Income
    Laundry Income                                    $        0       $ 0.00       $     0       0.00%
    Garage Revenue                                    $        0       $ 0.00       $     0       0.00%
    Other Misc. Revenue                               $   66,000       $ 0.39       $   300       4.94%
                                                      ------------------------------------------------
        Subtotal Other Income                         $   66,000       $ 0.39       $   300       4.94%

EFFECTIVE GROSS INCOME                                $1,337,160       $ 7.81       $ 6,078

OPERATING EXPENSES:
  Taxes                                               $   71,500       $ 0.42       $   325       5.35%
  Insurance                                           $   44,000       $ 0.26       $   200       3.29%
  Utilities                                           $  124,300       $ 0.73       $   565       9.30%
  Repair & Maintenance                                $  220,000       $ 1.29       $ 1,000      16.45%
  Cleaning                                            $        0       $ 0.00       $     0       0.00%
  Landscaping                                         $        0       $ 0.00       $     0       0.00%
  Security                                            $        0       $ 0.00       $     0       0.00%
  Marketing & Leasing                                 $   29,700       $ 0.17       $   135       2.22%
  General Administrative                              $  198,000       $ 1.16       $   900      14.81%
  Management                              5.00%       $   66,858       $ 0.39       $   304       5.00%
  Miscellaneous                                       $        0       $ 0.00       $     0       0.00%

TOTAL OPERATING EXPENSES                              $  754,358       $ 4.41       $ 3,429      56.41%

  Reserves                                            $   55,000       $ 0.32       $   250       4.11%
                                                      ------------------------------------------------
NET OPERATING INCOME                                  $  527,802       $ 3.08       $ 2,399      39.47%

  "GOING IN" CAPITALIZATION RATE                           10.50%

  VALUE INDICATION                                    $5,026,686       $29.37       $22,849

  LESS: LEASE-UP COST                                 $  (84,000)
  PV OF CONCESSIONS                                   $ (123,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)                  $4,819,686

                          ROUNDED                     $4,800,000       $28.05       $21,818

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE      VALUE          ROUNDED       $/UNIT     $/SF
-----------------------------------------------------------
  9.75%     $5,206,354     $5,200,000     $23,636    $30.38
 10.00%     $5,071,020     $5,100,000     $23,182    $29.80
 10.25%     $4,942,288     $4,900,000     $22,273    $28.63
 10.50%     $4,819,686     $4,800,000     $21,818    $28.05
 10.75%     $4,702,786     $4,700,000     $21,364    $27.46
 11.00%     $4,591,200     $4,600,000     $20,909    $26.88
 11.25%     $4,484,573     $4,500,000     $20,455    $26.29

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $4,800,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis      $5,200,000
Direct Capitalization Method       $4,800,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $5,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                      Not Utilized
Sales Comparison Approach            $5,200,000
Income Approach                      $5,000,000
Reconciled Value                     $5,100,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 14, 2003 the market value of the fee simple estate in the property is:

                                   $5,100,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

   [EXTERIOR - TYPICAL BUILDING        [EXTERIOR - TYPICAL BUILDING
        ELEVATION PICTURE]                  ELEVATION PICTURE]

[EXTERIOR - TYPICAL COMMON/DRAINAGE     [EXTERIOR - TYPICAL BUILDING
           AREA PICTURE]                    ELEVATION PICTURE]

  [INTERIOR - CLUBHOUSE PICTURE]      [EXTERIOR - DAMAGED UNIT/PATIO
                                               AREA PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

  [INTERIOR - TYPICAL UNIT PICTURE]          [INTERIOR - TYPICAL UNIT PICTURE]

 [EXTERIOR - REPAIRS TO RAILINGS AND          [EXTERIOR - REFINISHING OF MAIN
         STAIRWELLS PICTURE]                          POOL PICTURE]

[EXTERIOR - SECOND POOL AREA PICTURE]     [EXTERIOR - TENNIS COURT AREA PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1                 COMPARABLE I-2            COMPARABLE I-3
       CEDARS I                     ANDOVER WOODS                 DRAKE
7139 Winding Cedar Trail        7808 Andover Woods Dr      1701 Gander Cover Ln
     Charlotte, NC                  Charlotte, NC              Charlotte, NC

      [PICTURE]                       [PICTURE]                 [PICTURE]

            COMPARABLE I-4                        COMPARABLE I-5
             WILLOW RIDGE                     CAMERON @ HICKORY GROVE
          9200 Willow Ridge                      5625 Keyway Blvd
            Charlotte, NC                         Charlotte, NC

              [PICTURE]                             [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                   COMPARABLE
         DESCRIPTION                                SUBJECT                                           R - 1
-----------------------------------------------------------------------------------------------------------------------------
 Property Name                  Pine Tree Apartments                            Andover Woods
 Management Company             AIMCO                                           Investcorp Int
LOCATION:
 Address                        7609 Antlers Lane                               7808 Andover Woods
 City, State                    Charlotte, North Carolina                       Charlotte, North Carolina
                                Mecklenburg                                     Mecklenburg
 Proximity to Subject                                                           1 mile southeast of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         171,140                                         340,260
 Year Built                     1973                                            1987
 Effective Age                  30                                              16
 Building Structure Type        Brick & wood siding                             Brick & wood siding
                                walls; asphalt shingle roof                     walls; asphalt shingle roof
 Parking Type (Gr.,Cov., etc.)  Open                                            Open Carports
 Number of Units                220                                             392
 Unit Mix:                              Type         Unit    Qty.    Mo. Rent             Type        Unit     Qty.     Mo.
                                1     1Br/1Ba         509     40       $363          2   1BD/1BH       656      52     $625
                                2     1Br/1Ba         655     46       $438          3   1BD/1BH       760      48     $685
                                3     1Br/1Ba         805     50       $498          3   1BD/1BH       784      80     $685
                                4     2Br/2Ba         900     68       $563          3   1BD/1BH       850      48     $715
                                5     3Br/2Ba       1,200     16       $707              2BD/1BH       830      34     $755
                                                                                     4   2BD/2BH       936      54     $765
                                                                                     5   2BD/2BH     1,129      44     $890
                                                                                     5   2BD/2BH     1,176      32     $930

 Average Unit Size (SF)         778                                             868
 Unit Breakdown:                   Efficiency   0%    2-Bedroom         22%        Efficiency  0%       2-Bedroom      42%
                                   1-Bedroom   78%    3-Bedroom          0%        1-Bedrooom 58%       3-Bedroom       0%
CONDITION:                      Average                                         Average
APPEAL:                         Average                                         Average
AMENITIES:
 Unit Amenities                    Attach. Garage           Vaulted Ceiling        Attach. Garage            Vaulted Ceiling
                                X  Balcony               X  W/D Connect.        X  Balcony                X  W/D Connect.
                                   Fireplace                                    X  Fireplace              X
                                X  Cable TV Ready                               X  Cable TV Ready            Carports
 Project Amenities              X  Swimming Pool                                X  Swimming Pool
                                   Spa/Jacuzzi              Car Wash               Spa/Jacuzzi               Car Wash
                                   Basketball Court         BBQ Equipment          Basketball Court          BBQ Equipment
                                   Volleyball Court         Theater Room           Volleyball Court          Theater Room
                                   Sand Volley Ball         Meeting Hall           Sand Volley Ball          Meeting Hall
                                X  Tennis Court             Secured Parking     X  Tennis Court           X  Secured Parking
                                   Racquet Ball          X  Laundry Room           Racquet Ball           X  Laundry Room
                                   Jogging Track            Business Office        Jogging Track             Business Office
                                   Gym Room                                     X  Gym Room
OCCUPANCY:                      79%                                             95%
LEASING DATA:
 Available Leasing Terms        6 to 12 months                                  6 to 12 months
 Concessions                    N/A                                             N/A
 Pet Deposit                    $150-$200                                       $200
 Utilities Paid by Tenant:      X  Electric                 Natural Gas         X  Electric                  Natural Gas
                                   Water                    Trash                  Water                     Trash
 Confirmation
 Telephone Number
NOTES:

 COMPARISON TO SUBJECT:                                                         Similar

                                                     COMPARABLE                                   COMPARABLE
         DESCRIPTION                                   R - 2                                         R - 3
-----------------------------------------------------------------------------------------------------------------------------
 Property Name                  Beacon Hill                                     Doninion @ Sharon
 Management Company             Cornerstone Realty                              United Dominion Realty Trust
LOCATION:
 Address                        1322 Beacon Ridge Road                          2123 El Verano Circle
 City, State                    Charlotte, North Carolina                       Charlotte, North Carolina
 County                         Mecklenburg                                     Mecklenburg
 Proximity to Subject           4 miles north of subject                        1/2 mile south of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         256,200                                         121,250
 Year Built                     1985                                            1984
 Effective Age                  18                                              19
 Building Structure Type        Brick & wood siding                             Brick & wood siding
                                  walls; asphalt shingle roof                     walls; asphalt shingle roof
 Parking Type (Gr.,Cov., etc.)  Open                                            Open
 Number of Units                349                                             1441
 Unit Mix:                             Type      Unit     Qty.      Mo.                Type          Unit     Qty.    Mo.
                                1    1BD/1BH      530      69      $600         1  1BD/1BH           750       56    $543
                                2    1BD/1BH      652     112      $640         2  2BD/1.5BH         900       88    $635
                                     1BD/1BH      745      31      $675
                                3    1BD/1BH      748      39      $715
                                     2BD/1BH      826      28      $765
                                4    2BD/2BH      892      16      $800
                                4    2BD/2BH      958      12      $840
                                5    2BD/2BH    1,079      42      $880

 Average Unit Size (SF)         734                                             842
 Unit Breakdown:                   Efficiency   0%      2-Bedroom  28%            Efficiency    0%       2-Bedroom   61%
                                   1-Bedroom   72%      3-Bedroom   0%            1-Bedroom    39%       3-Bedroom    0%
CONDITION:                      Average                                         Average
APPEAL:                         Average                                         Average
AMENITIES:
 Unit Amenities                    Attach. Garage            Vaulted Ceiling       Attach. Garage            Vaulted Ceiling
                                X  Balcony                X  W/D Connect.       X  Balcony                X  W/D Connect.
                                X  Fireplace                                    X  Fireplace
                                X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities              X  Swimming Pool                                X  Swimming Pool
                                   Spa/Jacuzzi               Car Wash              Spa/Jacuzzi               Car Wash
                                   Basketball Court          BBQ Equipment      X  Basketball Court          BBQ Equipment
                                   Volleyball Court          Theater Room          Volleyball Court          Theater Room
                                   Sand Volley Ball          Meeting Hall          Sand Volley Ball          Meeting Hall
                                   Tennis Court           X  Secured Parking    X  Tennis Court           X  Secured Parking
                                   Racquet Ball           X  Laundry Room          Racquet Ball           X  Laundry Room
                                   Jogging Track             Business Office       Jogging Track             Business Office
                                X  Gym Room                                     X  Gym Room
OCCUPANCY:                      91%                                             97%
LEASING DATA:
 Available Leasing Terms        6 to 12 months                                  6 to 12 months
 Concessions                    Up to $200/month off market rent                Up to $100/month off market rent
 Pet Deposit                    $250                                            $250

 Utilities Paid by Tenant:      X  Electric                   Natural Gas       X  Electric                  Natural Gas
                                   Water                      Trash                Water                     Trash
 Confirmation
 Telephone Number
NOTES:

 COMPARISON TO SUBJECT:         Similar                                         Similar

                                                   COMPARABLE                                     COMPARABLE
         DESCRIPTION                                  R - 4                                          R - 5
---------------------------------------------------------------------------------------------------------------------------
 Property Name                  Grand Oaks                                    Wateford Lakes
 Management Company             Alliance Residential                          Sentinel Real Estate
LOCATION:
 Address                        6614 Wisteria Drive                           8000 Waterford Lakes Drive
 City, State                    Charlotte, North Carolina                     Charlotte, North Carolina
 County                         Mecklenburg                                   Mecklenburg
 Proximity to Subject           2 miles north of subject                      1 mile west of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         249,300                                       601,700
 Year Built                     1964                                          1991
 Effective Age                  39                                            12
 Building Structure Type        Brick & wood siding                           Brick & wood siding
                                  walls; asphalt shingle roof                   walls; asphalt shingle roof
 Parking Type (Gr.,Cov., etc.)  Open                                          Open, Carports, Garages
 Number of Units                243                                           694
 Unit Mix:                           Type             Unit   Qty.     Mo.            Type          Unit   Qty.        Mo.
                                    1BD/1.5BH          900    35     $530      2   1BD/1BH          622     90       $  670
                                 4  2BD/1.5BH          832    26     $565      2   1BD/1BH          685    122       $  715
                                 4  2BD/1.5BH TNHS   1,050   148     $600      3   1BD/1BH          721     84       $  715
                                 5  3BD/1.5BH TNHS   1,200    34     $690      3   1BD/1BH Loft     926     32       $  800
                                                                               4   2BD/2BH          959     90       $  840
                                                                               4   2BD/2BH          991     96       $  885
                                                                                   2BD/2BH        1,023    144       $  890
                                                                               5   3BD/2BH        1,208     36       $1,030
 Average Unit Size (SF)         1,026                                         867
 Unit Breakdown:                  Efficiency   0%       2-Bedroom   72%          Efficiency   0%     2-Bedroom         48%
                                  1-Bedroom   14%       3-Bedroom   14%          1-Bedroom   47%     3-Bedroom          5%
CONDITION:                      Average                                       Average
APPEAL:                         Average                                       Average
AMENITIES:
 Unit Amenities                    Attach. Garage          Vaulted Ceiling    X  Attach. Garage        X  Vaulted Ceiling
                                X  Balcony              X  W/D Connect.       X  Balcony               X  W/D Connect.
                                   Fireplace                                  X  Fireplace             X
                                X  Cable TV Ready                             X  Cable TV Ready           W/D in units
 Project Amenities              X  Swimming Pool                              X  Swimming Pool
                                   Spa/Jacuzzi             Car Wash           X  Spa/Jacuzzi              Car Wash
                                X  Basketball Court        BBQ Equipment         Basketball Court         BBQ Equipment
                                   Volleyball Court        Theater Room          Volleyball Court         Theater Room
                                   Sand Volley Ball        Meeting Hall          Sand Volley Ball         Meeting Hall
                                   Tennis Court            Secured Parking    X  Tennis Court             Secured Parking
                                   Racquet Ball         X  Laundry Room          Racquet Ball          X  Laundry Room
                                   Jogging Track           Business Office       Jogging Track            Business Office
                                   Gym Room                                   X  Gym Room
OCCUPANCY:                      92%                                           84%
LEASING DATA:
 Available Leasing Terms        6 to 12 months                                6 to 12 months
 Concessions                    $100/month on vacant units                    No
 Pet Deposit                    $200                                          $275

 Utilities Paid by Tenant:      X  Electric                Natural Gas        X  Electric                 Natural Gas
                                   Water                   Trash                 Water                    Trash
 Confirmation
 Telephone Number
NOTES:

 COMPARISON TO SUBJECT:         Similar                                       Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1             COMPARABLE R-2              COMPARABLE R-3
      ANDOVER WOODS               BEACON HILL             DONINION @ SHARON
   7808 Andover Woods       1322 Beacon Ridge Road      2123 El Verano Circle
Charlotte, North Carolina  Charlotte, North Carolina  Charlotte, North Carolina

       [PICTURE]                  [PICTURE]                  [PICTURE]

      COMPARABLE R-4            COMPARABLE R-5
        GRAND OAKS              WATEFORD LAKES
   6614 Wisteria Drive     8000 Waterford Lakes Drive
Charlotte, North Carolina  Charlotte, North Carolina

       [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. John Hayden provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  - s - Frank Fehribach
                                        ----------------------------------------
                                                  Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                        North Carolina Temporary Practice Permit
                                                          #2578

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)
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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal
                 Associates, Inc. ("AAA").

EXPERIENCE

  Valuation      Mr. Fehribach has experience in valuations for resort
                 hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                 Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION        University of Texas - Arlington
                   Master of Science - Real Estate
                 University of Dallas
                   Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE            State of Arizona
 CERTIFICATIONS    Certified General Real Estate Appraiser, #30828

                 State of Arkansas
                   State Certified General Appraiser, #CG1387N
                 State of Colorado
                   Certified General Appraiser, #CG40000445
                 State of Georgia
                   Certified General Real Property Appraiser, #218487
                 State of Michigan
                   Certified General Appraiser, #1201008081
                 State of Texas
                   Real Estate Salesman License, #407158 (Inactive)
                 State of Texas
                   State Certified General Real Estate Appraiser, #TX-1323954-G

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

PROFESSIONAL           Appraisal Institute, MAI Designated Member
AFFILIATIONS           Candidate Member of the CCIM Institute pursuing Certified
                       Commercial Investment Member (CCIM) designation

 PUBLICATIONS          "An Analysis of the Determinants of Industrial Property
                         -authored with Dr. Ronald C. Rutherford and Dr. Mark
                       Eakin, The Journal of Real Estate Research, Vol. 8, No.
                       3, Summer 1993, p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
PINE TREE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.